Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-204921 of our report dated April 8, 2015 (July 6, 2015 as to the effects of the reverse stock split described in Note 13) relating to the consolidated financial statements of ProNAi Therapeutics, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph referring to substantial doubt about the Company’s ability to continue as a going concern), appearing in the Prospectus, which is part of such Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Detroit, Michigan

July 15, 2015